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                                                             EXHIBIT (23)(a)



INDEPENDENT AUDITORS' CONSENT


            We consent to the incorporation by reference in this Registration Statement of PacifiCorp on Form S-8 of our report dated February 17, 1995, March 9, 1995 as to the agreement to acquire the minority interest in Pacific Telecom, Inc. described in Note 1 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's method of accounting for income taxes and other postretirement benefits), appearing in the Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 1994, and our report dated April 29, 1994 appearing in the Annual Report on Form 11-K of the PacifiCorp K Plus Employee Savings and Stock Ownership Plan for the year ended December 31, 1993, as filed with Form 10-K/A, Amendment No. 1.




DELOITTE & TOUCHE LLP

Portland, Oregon
April 4, 1995